NEWS	Exhibit 99.1

Kelly Lefferts
Executive Vice President, Chief Legal Officer & Secretary
(813) 830-4161

Colleen Keating Joins Company Board of Directors

TAMPA, Fla (February 12, 2026) – Bloomin’ Brands, Inc. (Nasdaq: BLMN) today announced that Colleen Keating joined the company’s Board of Directors effective February 11, 2026. With her appointment, the Board increases its size from ten to 11 members. Keating will stand for re-election at the 2026 annual stockholders meeting; she will also serve on the Board’s Compensation Committee.

Keating is an accomplished executive with over 30 years of franchise and operations leadership experience in hospitality, real estate, and fitness industries. She currently serves as CEO and Board Member of Planet Fitness, where she has driven growth through strategic brand positioning, prioritizing the member experience, and franchisee profitability initiatives. Previously, she was CEO of FirstKey Homes, leading operational efficiency and scaling a major single-family rental platform. She has also held other senior leadership roles including Chief Operating Officer at InterContinental Hotels Group and Senior Vice President of Franchise Operations, North America at Starwood Hotels & Resorts, where she oversaw thousands of properties and complex franchise operations. Keating brings deep expertise in P&L leadership, consumer-focused marketing, corporate governance, and public company experience.

"Colleen’s proven track record of leading global consumer brands, driving operational excellence, and fostering strong franchise relationships will be invaluable as we continue to elevate our guest experience,” said Mike Mohan, Chairman of the Board at Bloomin’ Brands. “Her strategic insight and passion for building high-performing teams align perfectly with our vision for the future."

About Bloomin’ Brands, Inc.
Bloomin’ Brands, Inc. is one of the largest casual dining restaurant companies in the world with a portfolio of leading, differentiated restaurant concepts. The Company’s restaurant portfolio includes Outback Steakhouse, Carrabba’s Italian Grill, Bonefish Grill and Fleming’s Prime Steakhouse & Wine Bar. The Company owns, operates and franchises more than 1,450 restaurants in 46 states, Guam and 12 countries. For more information, please visit bloominbrands.com.

####